Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors:
OpenTV Corp.:
      We consent to the incorporation by reference in the registration statements (No. 333-74026, No. 333-52180, No. 333-42892, No. 333-37196, No. 333-102944, No. 333-115373, No. 333-130560) on Form S-8 and (No. 333-115374) on Form S-3 of OpenTV Corp. of our reports dated March 30, 2006, with respect to the consolidated balance sheets of OpenTV Corp. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in this December 31, 2005, annual report on Form 10-K of OpenTV Corp.
      Our report dated March 30, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that OpenTV Corp. did not maintain effective internal control over financial reporting as of December 31, 2005 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company’s financial reporting process did not provide for effective account analysis for certain financial statement accounts and the Company did not have sufficient personnel with adequate technical expertise to analyze effectively, and review in a timely manner, its accounting for revenue and income taxes.
/s/ KPMG LLP
San Francisco, California
March 30, 2006